EXHIBIT 16.2

[ARTHUR ANDERSEN LLP LETTERHEAD]

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 8, 2002

Dear Sir/Madam

We have read the two paragraphs of Item 4 included in the Form 8-K dated April 5, 2002 of BNCCORP, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/S/ ARTHUR ANDERSEN LLP

ARTHUR ANDERSEN LLP